UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2016

AMERICAN FARMLAND COMPANY

(exact name of registrant as specified in charter)

Maryland	001-37592	27-1088083
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 East 53rd Street New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 484-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01, Completion of Acquisition or Disposition of Assets.

On January 27, 2016, wholly-owned subsidiaries of American Farmland Company (the “Company”) completed the previously announced acquisition of a portfolio of mature permanent crop properties aggregating to approximately 2,186 gross acres and approximately 1,718 net plantable acres for a combined gross purchase price of $63.5 million, excluding transaction costs, which was negotiated on an arms-length basis between the Company and Sun Dial Farms, LLC and its affiliates (the “Sellers”). The acquisition was funded from cash on hand and additional borrowings under the Company’s existing revolving credit facilities. The seven acquired properties are located across multiple counties in California, each with its own on-site well(s) and / or surface water, and will be operated as four distinct farms, based on crop type and location. Crops planted include almonds, lemons, mandarins and several other citrus varieties as well as a small planting of prunes. The properties were previously owner-occupied and, as a result, do not have prior leasing history. The Company is continuing to evaluate whether lessee financial statements, if available, will be required to be included in future SEC filings..

The acquisition substantially increases the Company’s farmland assets by approximately 30% and is expected to be accretive to the Company’s Funds from Operations. The Company now owns 22 farms, an aggregation of 30 underlying properties / transactions.

Upon closing, the Company entered into four separate participating leases with affiliates of the Sellers, which are expected to provide a blended first year fixed base rent yield of approximately 5% of the purchase price, which is higher than any base rent yield as a percentage of purchase price or appraised value of any property that the Company currently owns, with the potential for additional income from formulaic participation in the crop revenue above a fixed threshold, with the base rent and fixed threshold having annual escalators. Leases for the farms planted with almonds and prunes (comprised of approximately 722 almond and approximately 68 prune net planted acres) will be for a term of four years, with a renewal option. Leases for the farms planted with fresh citrus (comprised of approximately 928 varied citrus net planted acres) will be for a term of five years, with a renewal option. The tenants will be required, by lease, to obtain crop insurance for a minimum of 65% of the historical crop yield. The affiliates of the Sellers are also the tenants on the Company’s Golden Eagle Ranch property.

Item 8.01 Other Events.

The Company will report its financial results for the fourth quarter and full year ended December 31, 2015, after the market closes on Monday, March 7, 2016.

Forward-Looking Statements.

This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. We caution investors that forward-looking statements are based on management’s beliefs and on assumptions made by, and information currently available to, management. When used, the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “result”, and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. These statements are subject to risks, uncertainties, and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties, and factors that are beyond our control, including, without limitation, risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN FARMLAND COMPANY.
(Registrant)

Date: February 2, 2016	By:	/s/ Thomas S.T. Gimbel

Thomas S.T. Gimbel
Chief Executive Officer